Exhibit 99.1

Zedge Announces GuruShots Restructuring to Improve Profitability and Position Itself for Long-term Growth

Initiatives, including an approximate 14% reduction in Zedge’s global headcount, mostly impacting GuruShots, are expected to lower costs by approximately $1.7 million (pre-tax) on an annualized basis

Cost reductions expected to enhance profitability and cash flow

Comprehensive overhaul of the GuruShots game underway, targeting much-improved player experience to drive future growth

New York, NY – January 21, 2025: Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a leader in digital marketplaces and interactive games that provide content, enable creativity, empower self-expression and facilitate community, today announced a corporate restructuring designed to streamline operations and enhance profitability. The Company expects the restructuring, which includes employees and contractors, will reduce Zedge’s global workforce by approximately 14% and generate approximately $1.7 million in pre-tax, annualized cost savings with additional cost benefits from lower discretionary spending related to GuruShots during the remainder of fiscal 2025.

Jonathan Reich, CEO of Zedge, commented:

“Given its ongoing drag on our results, we are rightsizing GuruShots to reduce costs while at the same time reimagining the game and growth plan with our GuruShots 2.0 initiative. We continue to believe that GuruShots can be accretive to Zedge’s growth and profitability, and we remain encouraged by the positive response from industry insiders, photo enthusiasts and consumers who find the value proposition, mainly gamifying photography, exciting, captivating and attractive. This feedback gives us the impetus to forge forward and evolve the game by developing a meaningfully better player experience, including a significantly improved user interface. Ultimately, we expect to make GuruShots even more engaging and enjoyable for both new and existing players, as our legacy users remain a loyal and coveted part of our community that deserve ongoing investment and attention.

Reimagining GuruShots Gameplay and Monetization

Zedge is undertaking a comprehensive evaluation of the GuruShots game. As part of the review, the rightsized GuruShots team will prioritize initiatives that improve gameplay for both existing and new players, including conducting a comprehensive assessment of the gaming technology infrastructure best suited for delivering a superior overall player experience. Additionally, the GuruShots team is actively exploring new ways to monetize the game to drive revenue growth. Once the GuruShots 2.0 strategy and product roadmap are solidified, Zedge anticipates re-allocating investment into the game based on meeting select milestones.

Key Cost Savings Initiatives

Rightsizing GuruShots Workforce

As part of the restructuring, the GuruShots organization will undergo significant changes, including rightsizing the workforce, which is expected to enable GuruShots to approach breakeven while developing the GuruShots 2.0 product strategy.

GuruShots Player Acquisition Spend to Decrease for the Remainder of FY25

In addition to headcount reductions, GuruShots will cut back on previously budgeted paid player acquisition for at least the remainder of the fiscal year, only allocating marketing dollars to player acquisition campaigns that deliver attractive Return on Ad Spend (ROAS) metrics.

Financial Impact

The Company expects that most of the restructuring charges associated with today’s announced cost-reduction initiatives will be reported in its second (ending January 31, 2025) and third (ending April 30, 2025) fiscal quarters’ results.

About Zedge

Zedge empowers tens of millions of consumers and creators each month with its suite of interconnected platforms that enable creativity, self-expression and e-commerce and foster community through fun competitions. Zedge’s ecosystem of product offerings includes the Zedge Marketplace, a freemium marketplace offering mobile phone wallpapers, video wallpapers, ringtones, notification sounds, and pAInt, a generative AI image maker; GuruShots, “The World’s Greatest Photography Game,” a skill-based photo challenge game; and Emojipedia, the #1 trusted source for ‘all things emoji.’ For more information, visit https://www.investor.zedge.net/ .

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Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net